Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-209667 of our report dated September 26, 2016, relating to the consolidated financial statements of PB Bancorp, Inc. and Subsidiary, appearing in this Annual Report on Form 10-K of PB Bancorp, Inc. for the year ended June 30, 2016.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
September 26, 2016